Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter Financial Results for 2016

CHESTERFIELD, MO, May 13, 2016 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2016.

First-Quarter Results

Reliv reported net sales of $13.0 million for the first quarter of 2016 compared with net sales of $14.8 million in the first quarter of 2015. U.S. net sales decreased to $10.3 million from $11.5 million, a decline of 10.7 percent. Net sales in Reliv’s foreign markets for the first quarter of 2015 decreased 17.1 percent compared with net sales in the prior-year first quarter with 6.5 percent of the decline due to the impact of foreign currency fluctuation as the result of a stronger U.S. dollar.

Reliv reported a net loss for the first quarter of 2016 of $44,000 (loss per diluted share of $0.00) compared to net income of $116,000 (earnings per diluted share of $0.01) in the first quarter of 2015. The loss from operations for the first quarter of 2016 was $181,000 compared to income from operations of $429,000 in the same period in 2015. The impact of the reduction in net sales was partially offset by a reduction in selling, general and administrative expenses. Selling, general and administrative expenses were $5.6 million in the first quarter of 2016 compared to $6.1 million in the first quarter of 2015.

Effective February 1, 2016, Reliv updated its distributor compensation plan to introduce a Preferred Customer program in the United States and Canada and to modify the requirements for a Retail Distributor (entry-level) to advance to the Affiliate distributor level. Advancement to Affiliate distributor entitles a distributor to a higher discount on their purchases and the opportunity to earn retail and wholesale profits. The updates to the distributor compensation plan also included adjustments to a distributor’s group business volume required to achieve the Master Affiliate level.

“Restructuring our compensation plan has been successfully completed. The revised structure places a whole new emphasis on the business opportunity aspect of our company; however, the changes made had a near-term negative impact on sales in the United States and Canada as the distributor force adapts to the changes,” said Robert L. Montgomery, Chairman and Chief Executive Officer. “We remain committed and prepared to further support our independent distributors with updated training, promotions, and recognition; key elements that drive people in our industry.”

“Our ability to continue our long-standing tradition to manufacture and distribute cutting edge nutritional supplements through our network of independent distributors remains a key ingredient of our business model,” Montgomery said. “Our plan is to reignite excitement in our existing and new business builders and commit to helping people learn and apply home-based business skills. That excitement is what will begin to drive growth.”

Reliv had cash and cash equivalents of $3.9 million as of March 31, 2016, compared to $3.3 million as of December 31, 2015 and $5.8 million as of March 31, 2015. Net cash generated from operating activities was $724,000 in the first quarter of 2016 compared to net cash generated of $1.1 million in the prior-year quarter.

As of March 31, 2016, Reliv had 45,040 distributors and preferred customers – a decrease of 8.8 percent from March 31, 2015 – of which 5,300 are Master Affiliate level and above. The number of Master Affiliates decreased by 1.3 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties. With the formal introduction of the Preferred Customer program in the United States and Canada in February 2016, Reliv now includes preferred customers as part of Active Distributor statistics.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31	December 31
	2016	2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,893,496	$3,262,263
Accounts receivable, less allowances of $30,600 in 2016 and $30,200 in 2015	20,455	89,376
Accounts and note due from employees and distributors	137,324	134,668
Inventories	4,864,139	5,172,722
Other current assets	1,752,902	1,140,680

Total current assets	10,668,316	9,799,709

Other assets	7,929,840	8,042,196
Net property, plant and equipment	6,246,441	6,419,127

Total Assets	$24,844,597	$24,261,032

Liabilities and Stockholders' Equity

Total current liabilities	$4,828,737	$3,937,752
Current portion of long-term debt	749,850	781,505
Long-term debt, noncurrent	3,041,230	3,159,575
Other noncurrent liabilities	442,354	499,705
Stockholders' equity	15,782,426	15,882,495

Total Liabilities and Stockholders' Equity	$24,844,597	$24,261,032

Consolidated Statements of Operations

	Three months ended March 31
	2016	2015
	(Unaudited)	(Unaudited)
Product sales	$12,042,561	$13,708,123
Handling & freight income	993,889	1,126,240

Net Sales	13,036,450	14,834,363

Costs and expenses:
Cost of products sold	2,984,104	2,994,949
Distributor royalties and commissions	4,624,375	5,280,747
Selling, general and administrative	5,609,268	6,129,949

Total Costs and Expenses	13,217,747	14,405,645

Income (loss) from operations	(181,297)	428,718
Other income (expense):
Interest income	27,357	30,382
Interest expense	(26,401)	(23,939)
Other income (expense)	113,681	(170,714)

Income (loss) before income taxes	(66,660)	264,447
Provision (benefit) for income taxes	(23,000)	148,000

Net Income (loss)	($43,660)	$116,447

Earnings (loss) per common share - Basic	($0.00)	$0.01
Weighted average shares	12,919,000	12,819,000

Earnings (loss) per common share - Diluted	($0.00)	$0.01
Weighted average shares	12,919,000	12,822,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2016		2015		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	10,255	78.7%	11,480	77.4%	(1,225)	-10.7%
Australia/New Zealand	298	2.3%	372	2.5%	(74)	-19.9%
Canada	306	2.3%	433	2.9%	(127)	-29.3%
Mexico	163	1.3%	197	1.3%	(34)	-17.3%
Europe	1,556	11.9%	1,793	12.1%	(237)	-13.2%
Asia	458	3.5%	559	3.8%	(101)	-18.1%

Consolidated Total	13,036	100.0%	14,834	100.0%	(1,798)	-12.1%

The following table sets forth, as of March 31, 2016 and 2015, the number of our Active Distributors/Preferred Customers and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization. In February 2016, we introduced a formal Preferred Customer program in the United States and Canada. As a result, we are including Preferred Customers as part of our Active Distributor count. Preferred Customer programs were previously in place in Europe and other foreign markets. Preferred Customers represent approximately 4,400 and 4,600 of the Active Distributor count as of March 31, 2016 and 2015, respectively. The significant majority of these Preferred Customers are in Europe.

Active Distributors/Preferred Customers and Master Affiliates and above by Market

	As of 3/31/2016		As of 3/31/2015		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	31,910	4,130	34,640	4,080	-7.9%	1.2%
Australia/New Zealand	1,690	120	1,870	120	-9.6%	0.0%
Canada	1,120	170	1,250	210	-10.4%	-19.0%
Mexico	1,220	90	1,150	90	6.1%	0.0%
Europe	6,000	480	7,490	640	-19.9%	-25.0%
Asia	3,100	310	3,010	230	3.0%	34.8%

Consolidated Total	45,040	5,300	49,410	5,370	-8.8%	-1.3%